Exhibit 99.1

inContact Reports Second Quarter 2012 Financial Results

Achieves 35% Year-over-Year Quarterly Software Revenue Growth and Marks the

Strongest Second Quarter Bookings in Company History

SALT LAKE CITY – August 9, 2012 – inContact, Inc. (NASDAQ: SAAS), the leading provider of cloud contact center software and contact center agent optimization tools, today reported financial results for the second quarter ended June 30, 2012.

Said Paul Jarman, inContact CEO, “I’m pleased to announce another record quarter for inContact, providing us with strong progress towards our 2012 objectives. During the quarter, we closed 42 new customers and 27 expansion deals for a total of 69 contracts representing an all-time high for total contract adds. We continue to see an increase in the size and number of contact centers choosing inContact, and the estimated annual value of contracts closed in Q2 represents a 41% increase over the same period a year ago. Additionally, in Q2 2012, we saw 35% year-over-year quarterly Software revenue growth. Moreover, Q2 marked the seventh sequential quarter of total revenue growth.”

Revenue

Software segment revenue totaled $12.8 million for the quarter ended June 30, 2012, an increase of 35% from Q2 2011 and an increase of 4% from $12.3 million in Q1 2012. Telecom segment revenue for Q2 2012 was $13.4 million, an increase of $1.2 million or 9% from $12.2 million in Q2 2011. This increase marks the seventh consecutive quarter that software related telecom revenue has increased.

Consolidated revenue for the quarter ended June 30, 2012 was $26.2 million versus $21.7 million for the same period in 2011, an increase of 21%. This reflects an increase of $3.3 million in Software segment revenue and an increase of $1.2 million in Telecom segment revenue.

For the six months ended June 30, 2012, Software segment revenue totaled $25.1 million, an increase of 33% from $18.9 million for 2011. For the six months ended June 30, 2012, Telecom segment revenue totaled $26.8 million, an increase of 10% from $24.2 million for 2011.

Gross Margin

The Q2 Software segment gross margin was 59% versus 58% in Q2 2011, and excluding non-cash charges, non-GAAP Software segment gross margin was 72% for the quarter, versus 70% in Q2 2011. This increase in gross margin is principally attributable to increased revenue in 2012 to help offset the costs attributable to international infrastructure. Second quarter 2012 Telecom segment gross margin was 31% versus 29% in Q2 2011.

Consolidated gross margin percentage was 45% in the second quarter compared to 42% for the same period in 2011. Excluding non-cash charges, consolidated gross margin was 52% for the second quarter compared to 48% for the same period in 2011.

EBITDAS

Earnings before interest, taxes, depreciation and amortization and stock-based compensation (“EBITDAS”) for the second quarter was $1.2 million versus $54,000 during the same period in 2011. Our increase in EBITDAS is primarily due to the increase in margins discussed above. EBITDAS is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below).

Net Results

GAAP net loss for quarter ended June 30, 2012 was $1.7 million, or ($0.04) per share, as compared to a net loss of $2.1 million, or ($0.06) per share for the same period in 2011. This decrease in net results is primarily due to increased revenues.

Jarman concluded, “With another record quarter behind us, we continue to demonstrate our leadership in the growing cloud contact center market. As the cloud market opportunity continues to expand, we are successfully meeting the demand created by contact centers of all sizes, and we continue to take market share and see more enterprise opportunities than ever before.”

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our second quarter 2012 financial results later today, August 9, 2012, at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-in Number: 1-800-862-9098

International Dial-in Number: + 1-785-424-1051

Conference ID#: INCONTACT

Webcast URL: http://investor.inContact.com

An audio file of the call will be available after August 9, 2012 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until August 16, 2012:

Toll-free replay number: 1-877-870-5176

International replay number: + 1-858-384-5517

Replay Pin Number: 12328

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s annual report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS—(Unaudited)

(in thousands)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$16,495	$17,724
Restricted cash	81	246
Accounts and other receivables, net of allowance for uncollectible accounts of $737 and $491, respectively	13,631	12,916
Other current assets	3,137	2,526

Total current assets	33,344	33,412

Property and equipment, net	20,729	18,685
Intangible assets, net	1,386	1,394
Goodwill	4,086	4,086
Other assets	1,005	837

Total assets	$60,550	$58,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$7,641	$7,180
Accrued liabilities	2,849	2,769
Accrued commissions	1,538	1,291
Current portion of deferred revenue	1,390	1,056
Current portion of long-term debt and capital lease obligations	3,020	2,831

Total current liabilities	16,438	15,127
Long-term debt and capital lease obligations	6,136	5,964
Deferred rent	351	161
Deferred revenue	1,794	946

Total liabilities	24,719	22,198
Total stockholders’ equity	35,831	36,216

Total liabilities and stockholders’ equity	$60,550	$58,414

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net revenue:
Software	$12,828	$9,503	$25,130	$18,837
Telecom	13,387	12,240	26,760	24,241

Total net revenue	26,215	21,743	51,890	43,078

Costs of revenue:
Software	5,259	3,993	10,349	7,583
Telecom	9,196	8,733	18,423	17,631

Total costs of revenue	14,455	12,726	28,772	25,214

Gross profit	11,760	9,017	23,118	17,864

Operating expenses:
Selling and marketing	6,898	5,887	13,918	11,097
Research and development	2,279	1,372	4,116	2,772
General and administrative	4,049	3,523	8,143	6,652

Total operating expenses	13,226	10,782	26,177	20,521

Loss from operations	(1,466)	(1,765)	(3,059)	(2,657)
Other income (expense):
Interest income	3	—	3	—
Interest expense	(108)	(146)	(202)	(278)
Change in fair value of warrants	—	(208)	—	(158)
Other expense	(99)	(3)	(146)	(16)

Total other expense	(204)	(357)	(345)	(452)

Loss before income taxes	(1,670)	(2,122)	(3,404)	(3,109)
Income tax expense	(15)	(16)	(30)	(31)

Net loss and comprehensive loss	$(1,685)	$(2,138)	$(3,434)	$(3,140)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.06)	$(0.08)	$(0.09)
Weighted average common shares outstanding:
Basic and diluted	44,561	37,674	44,374	36,902

SEGMENT REPORTING

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications, plus the associated professional services and setup fees and revenue related to quarterly minimum purchase commitments through the year ended 2013, from a related party reseller. The Telecom segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect.” Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Operating segment revenues and profitability for the three and six month ended June 30, 2012 and 2011 were as follows (in thousands):

	Three months ended June 30, 2012			Three months ended June 30, 2011
	Software	Telecom	Consolidated	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$12,828	$13,387	$26,215	$9,503	$12,240	$21,743
Costs of revenue	5,259	9,196	14,455	3,993	8,733	12,726

Gross profit	7,569	4,191	11,760	5,510	3,507	9,017

Gross margin	59%	31%	45%	58%	29%	42%

Operating expenses:
Direct selling and marketing	5,718	767	6,485	4,671	910	5,581
Direct research and development	2,048	—	2,048	1,235	—	1,235
Indirect	3,995	698	4,693	3,132	834	3,966

(Loss) income from operations	$(4,192)	$2,726	$(1,466)	$(3,528)	$1,763	$(1,765)

	Six months ended June 30, 2012			Six months ended June 30, 2011
	Software	Telecom	Consolidated	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$25,130	$26,760	$51,890	$18,837	$24,241	$43,078
Costs of revenue	10,349	18,423	28,772	7,583	17,631	25,214

Gross profit	14,781	8,337	23,118	11,254	6,610	17,864

Gross margin	59%	31%	45%	60%	27%	42%

Operating expenses:
Direct selling and marketing	11,523	1,610	13,133	8,820	1,664	10,484
Direct research and development	3,702	—	3,702	2,474	—	2,474
Indirect	7,828	1,514	9,342	5,976	1,587	7,563

(Loss) income from operations	$(8,272)	$5,213	$(3,059)	$(6,016)	$3,359	$(2,657)

RECONCILIATION of NON-GAAP MEASURES:

“EBITDAS” is Earnings Before deductions for Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation. “Gross Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation” is Gross Margin before deductions for

Depreciation and Amortization and Stock-Based Compensation. Neither are measures of financial performance under generally accepted accounting principles (GAAP). EBITDAS and Gross Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation are provided for the use of the reader in understanding our operating results and are not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of EBITDAS to Net loss applicable to

common stockholders as it is presented on the Condensed Consolidated

Statements of Operations for inContact, Inc.

(in thousands—unaudited)

	Quarter ended June 30,		Six Months ended June 30,
	2012	2011	2012	2011
Net loss	$(1,685)	$(2,138)	$(3,434)	$(3,140)
Depreciation and amortization	2,410	1,676	4,476	3,257
Stock-based compensation	341	354	850	617
Interest, net	105	146	199	278
Income tax expense	15	16	30	31

EBITDAS	$1,186	$54	$2,121	$1,043

Reconciliation of Consolidated Gross Profit and Margin to Consolidated Gross Profit and Margin Before deductions for

Depreciation and Amortization and Stock-Based Compensation, as presented in Segment Reporting for inContact, Inc.

(in thousands—unaudited)

	Quarter ended June 30, 2012		Quarter ended June 30, 2011
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Consolidated gross profit and margin	$11,760	45%	$9,017	42%
Depreciation and amortization	1,852	7%	1,340	6%
Stock-based compensation	78	0%	53	0%

Consolidated gross profit and margin, excluding non-cash charges	$13,690	52%	$10,410	48%

Reconciliation of Software Segment Gross Profit and Margin to Software Segment Gross Profit and Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation, as presented in Segment Reporting for inContact, Inc.

(in thousands—unaudited)

	Quarter ended June 30, 2012		Quarter ended June 30, 2011
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Software segment gross profit and margin	$7,569	59%	$5,510	58%
Depreciation and amortization	1,611	13%	1,089	11%
Stock-based compensation	75	1%	50	1%

Software segment gross profit and margin, excluding non-cash charges	$9,255	72%	$6,649	70%

About inContact

inContact (NASDAQ:SAAS) helps contact centers around the globe create profitable customer experiences through its powerful portfolio of cloud contact center software solutions. The company’s services and solutions enable contact centers to operate more efficiently, optimize the cost and quality of every customer interaction, create new pathways to profit and ensure ongoing customer-centric business improvement and growth. To learn more, visit www.inContact.com.

Contacts:

Investor Contact:

Steven Pasko

Market Street Partners

415-445-3238

spasko@marketstreetpartners.com

General Contact:

Heather Hurst

inContact, Communications Director

801-320-3591

Heather.hurst@inContact.com

inContact® is the registered trademark of inContact, Inc.